Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01
PRICING SUPPLEMENT NO. 2 DATED May 15, 2001
(To Prospectus Dated March 13, 2001, as Supplemented March 15, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series J
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                May 15, 2001                       Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
     Original Issue Date: May 17, 2001 Principal Amount: $50,000,000.00
     Stated Maturity Date: May 17, 2002 Net Proceeds: $49,975,000.00
     Interest Rate: 4.47% Specified Currency: U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Barclays Capital Inc.

Minimum Denomination:      $1,000
Interest Payment Dates:    5/17/2002
     Record Dates: Interest payable on the Maturity Date will be payable to the person to whom principal is payable.

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:    N/A

Day Count:  Actual/360





         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of November 30, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $19,647,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,966,510,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.